UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016 (June 13, 2016)

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2015, Corrections Corporation of America, a Maryland corporation (the “REIT” or “us”), filed a current report on Form 8-K disclosing that Steven E. Groom had informed the REIT of his intention to retire from his position as our Executive Vice President, General Counsel and Secretary. On June 13, 2016, the REIT issued a press release announcing that effective June 15, 2016, Scott Irwin has been selected by our Board of Directors to succeed Mr. Groom as Executive Vice President, General Counsel and Secretary. Mr. Groom has agreed to remain with us for a two-year period after stepping down to assist in the transition and to assist in various projects. A copy of the press release is attached hereto as Exhibit 99.1.

Mr. Groom Transition Agreement

In connection with Mr. Groom’s resignation as Executive Vice President, General Counsel and Secretary of the Company, the Company entered into a transition agreement with Mr. Groom, effective as of June 15, 2016 (the “Transition Agreement”), pursuant to which his prior employment agreement terminates and Mr. Groom agrees to perform certain transition services for the Company from June 15, 2016 through June 14, 2018. The following is a summary of the material terms and conditions of the Transition Agreement.

The Transition Agreement provides that Mr. Groom will remain with the Company as Special Counsel. Mr. Groom’s base salary is $327,442.40 for his first year of employment under the Transition Agreement and $163,721.20 for his second and final year of employment under the Transition Agreement. Mr. Groom is eligible to participate in the Company’s cash compensation incentive plan or similar plan established by the Company for its executive officers for the year ending December 31, 2016. Mr. Groom is not entitled to receive equity-based awards after June 15, 2016 under any of the Company’s equity incentive plans, but outstanding equity-based awards granted to Mr. Groom prior to this date will continue to vest in accordance with their respective terms until the date on which Mr. Groom’s employment with the Company terminates.

Under the Transition Agreement, if Mr. Groom’s employment is terminated by the Company without “cause” (as defined in the Transition Agreement), then, subject to Mr. Groom’s execution and non-revocation of a general release of claims in the Company’s favor and compliance with certain restrictive covenants, Mr. Groom will be entitled to continued payment of his then-current annual salary during the period commencing on the date of his termination and ending on the earlier of the one-year anniversary thereof or the date on which the term of the Transition Agreement otherwise would have expired, with such amounts payable in installments in accordance with the Company’s normal payroll policies during such period.

The Transition Agreement contains confidentiality restrictions that apply indefinitely and certain non-competition and non-solicitation restrictions that are effective during Mr. Groom’s employment with the Company and for a period of one year after his employment terminates.

The foregoing description of the Transition Agreement is not complete and is qualified in its entirety by the Transition Agreement which is filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are furnished as part of this Current Report:

Exhibit 10.1 –	Transition Agreement effective as of June 15, 2016 between Corrections Corporation of America, CCA of Tennessee, LLC and Steven E. Groom

Exhibit 99.1 –	Press release of Corrections Corporation of America dated June 13, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2016	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ David Garfinkle
David Garfinkle Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Transition Agreement effective as of June 15, 2016 between Corrections Corporation of America, CCA of Tennessee, LLC and Steven E. Groom

99.1	Press release of Corrections Corporation of America dated June 13, 2016